TSX Venture - DRS

OTC BB - DRKRF

January 2, 2003

Form 20-F File No.: 0-30072

OIL INDUSTRY EXECUTIVE JOINS BOARD

(Vancouver, B.C., January 2, 2003) – Derek Resources Corporation has announced the appointment of Mr. John Lush, a senior international oil industry executive, to the Company’s Board of Directors.  Mr. Lush, a UK National and a resident of Switzerland, has 35 years of experience in the oil industry, initially working in research for British Petroleum and subsequently trading crude oil and refined products for British Petroleum, Phibro Energy, Neste (Fortum) and Major Oil Services.  He has held several senior management positions and directorships in the industry in the Far East and USA as well as Europe.  Mr. Lush is currently General Manager of Petroval S.A., a Swiss oil company specializing in marketing and sales of crude oil and refined products from Russia, with an annual turnover of about US $14.0 billion.  To accommodate Mr. Lush’s appointment and maintain the Board of Directors at five, Mr. Brent Ehrl has resigned from the Board.

DEREK RESOURCES CORPORATION

/s/ Barry C.J. Ehrl

/s/ Frank Hallam

Barry C.J. Ehrl, Director

Frank Hallam, Director

For further information please contact Investor Relations 1-888-756-0066 or (604) 331-1757

www.derekresources.com

Corporate e-mail:  info@derekresources.com

Investor Relations e-mail:  invest@derekresources.com

The TSX Venture Exchange has neither approved nor disapproved the information contained herein

Cautionary Note to U.S. Investors:  The United States Securities and Exchange Commission permits resource companies, in their filings with the SEC, to disclose only those oil and gas deposits that a company can economically and legally extract or produce.  We may use certain terms and calculations of oil and gas reserves on this news release, such as calculations of "resources" and "reserves" that the SEC guidelines prohibit us from including in filings with the SEC.  Investors are urged to consider closely the disclosure in our Form 20-F, File No. 0-30072, available from us at Suite 1550, 355 Burrard Street, Vancouver, British Columbia, Canada, V6C 2G8.  You can also obtain this form from the SEC by calling 1-800-732-0330.